EXHIBIT 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ShiftPixy, Inc.

Irvine, California

We hereby consent to the use in the Preliminary Offering Circular pursuant to Regulation A dated August 15, 2016 of our report dated May 25, 2016 relating to the financial statements of ShiftPixy, Inc. as of August 31, 2015 and for the period ended August 31, 2015, which appear in such Offering Circular. We also consent to the reference to us under the heading "Experts" in such Offering Circular.

/s/ PRITCHETT, SILER & HARDY, P.C.

Farmington, Utah
August 15, 2016